EXHIBIT 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                          CENDANT MORTGAGE CAPITAL LLC


1. The name of the limited liability company is Cendant Mortgage Capital LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The name and address of the registered agent for the service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.


         IN WITNESS WHEREOF, the undersigned has executed this certificate of formation of Cendant Mortgage Capital LLC this 31st day of August, 2001.



                                                By:  /s/ Victoria Sloan
                                                     -----------------------
                                                Name:    Victoria Sloan
                                                Title:   Authorized Person